UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

May 22, 2008

Date of report (date of earliest event reported)

Foundation Coal Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32331	42-1638663
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

999 Corporate Boulevard, Suite 300, Linthicum Heights, MD 21090-2227

(Address of Principal Executive Offices)

410-689-7600

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENT	3

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS	6

SIGNATURES	7

EXHIBIT INDEX

EXHIBIT 99.1

EXHIBIT 99.2

Item 1.01.	Entry into a Material Definitive Agreement.

On May 22, 2008, the stockholders of Foundation Coal Holdings, Inc. (“Foundation”) approved the 2008 Annual Incentive Performance Plan and the Amended and Restated 2004 Stock Incentive Plan at Foundation’s annual meeting of stockholders (the “2008 Plan” and “2004 Plan” respectively, the “Plans” collectively), each of the Plans were previously adopted by Foundation’s Board of Directors.

The material terms of the 2008 Plan are described in the following paragraphs:

The 2008 Plan is administered by the compensation committee. The 2008 Plan provides performance-based incentive compensation to employees and officers based on their service to Foundation, their performance and other factors with respect to a performance period, which is Foundation’s fiscal year. The compensation committee will specify the performance goals applicable to each award. The 2008 Plan has a ten-year term, ending on March 8, 2018. The 2008 Plan is limited to a maximum distribution of a limit of $10 million that may be awarded to any one individual in any one calendar year period. The 2008 Plan may from time to time be amended, suspended or terminated, in whole or in part, by the board of directors or the compensation committee. No amendment of the 2008 Plan that would diminish any of the rights of a participant may be made without the prior written consent of the participant. Additionally, no amendment that requires shareholder approval in order for the 2008 Plan to continue to comply with Code Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the shareholders of the Company.

The 2008 Plan includes the following performance measures: (i) earnings including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per common share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin, profit margin, production or earnings before interest, taxes and depreciation margin; (xv) safety performance; (xvi) common stock price or total stockholder return; (xvii) cost targets, reductions and savings, productivity and efficiencies; (xviii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xix) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (xx) any combination of, or a specified increase in, any of the foregoing.

The 2008 Plan is designed to ensure that awards under the plan will not be subject to adverse tax consequences applicable to deferred compensation under Section 409A of the Internal Revenue Code.

The material terms of the 2004 plan are described in the following paragraphs:

Prior to our initial public offering, the board of directors and stockholders approved the adoption of the 2004 Stock Incentive Plan on August 10, 2004 and September 9, 2004, respectively. The 2004 Plan was described in our initial public offering prospectus dated December 8, 2004. The 2004 Plan was previously amended for an immaterial administrative matter on December 14, 2006. The 2004 Plan has a ten-year term, ending on August 10, 2014. Option repricing is not permitted under the 2004 Plan. Foundation has not increased the shares available under the 2004 Plan since it was originally adopted.

Administration. The 2004 Plan is administered by the compensation committee. The 2004 Plan may from time to time be amended or terminated, in whole or in part, by the board of directors or the compensation committee. No amendment or termination of the 2004 Plan that would diminish any of the rights of a participant may be made without the prior written consent of the participant; however the compensation committee may amend the 2004 Plan to permit the granting of awards to meet the requirements of applicable laws.

Eligibility. All employees, consultants, directors, and advisors are eligible to receive awards under the 2004 Plan based on their service to Foundation, their performance and other factors. The compensation committee has the authority to select participants and to determine the amount, type and terms of each award.

Shares Available. The 2004 Plan is limited to a maximum distribution of 5,978,483 shares of Foundation common stock, with a limit of 200,000 shares that may be granted to any one individual in any one calendar year period. As of February 29, 2008, 3,767,287 shares of Foundation common stock had been awarded under the 2004 Plan, leaving a total of 2,211,196 shares of Foundation common stock available for grants under the 2004 Plan. Foundation has not increased the shares of Foundation common stock available under the 2004 Plan since it was originally adopted.

Grants Under the 2004 Plan.

Stock Options. A stock option represents the right to purchase a share of Foundation common stock at a predetermined exercise price. Stock options granted under the 2004 Plan may be in the form of incentive stock options (“ISOs”) or nonqualified stock options, as determined in the discretion of the compensation committee. The option price shall be determined by the compensation committee but in no event shall the option price be less than the fair market value of Foundation common stock on the date of grant. The terms of each stock option, including the number of shares of Foundation common stock, exercise price, vesting period and option duration, will be set forth in an award agreement. In no event will a stock option be exercisable prior to the first anniversary of the date of grant and after the tenth anniversary of the date of grant. Stock options may be exercised, in whole or in part, by payment in full of the exercise price in cash or in the form of shares of Foundation common stock already owned by the participant or through a broker cashless exercise program.

Stock Appreciation Rights. A stock appreciation right (“SAR”) represents the right to receive a payment, in cash, shares of Foundation common stock, or both (as determined by the compensation committee), equal to the spread value (the excess of the fair market value of Foundation common stock on the date the SAR is exercised over the grant price of the SAR). The grant price of a SAR shall be no less than the fair market value of Foundation common stock on the date of grant. The compensation committee may grant SARs either singly or in combination with other awards under the 2004 Plan.

Other Stock-Based Awards. The compensation committee may grant awards of shares, rights to purchase shares of Foundation common stock, awards of restricted shares of Foundation common stock, awards of phantom stock units and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of Foundation common stock, on such terms and conditions it determines in its discretion. The other stock-based awards may be in addition to other awards under the 2004 Plan.

Change In Control. In the event of a change in control, as defined in the 2004 Plan, the compensation committee may, in its sole discretion, provide for the (i) termination of an award upon the consummation of the change in control, but only if such award has vested and been paid out or the participant has been permitted to exercise the option in full for a period of not less than 30 days prior to the change in control, (ii) acceleration of all or any portion of an award, (iii) payment of an amount (in cash or, in the discretion of the compensation committee, in the form of consideration paid to Foundation stockholders in connection with such change in control) in exchange for the cancellation of an award, which, in the case of options and SARs, shall equal the excess, if any, of the fair market value of the shares of Foundation common stock subject to such options or SARs over the aggregate option price or grant price, and/or (iv) issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted.

Performance-Based Awards. Any award granted under the 2004 Plan may be conditioned on the attainment of one or more performance goals over a specified performance cycle. If the compensation committee intends that an award made to a “covered employee” (generally the chief executive officer and the four most highly compensated executive officers) will constitute “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code, then the performance goals will be based on one or more of the criteria described above.

U.S. Federal Income Tax Consequences . The following is a brief description of the principal U.S. federal income tax consequences, based on current law, of awards under the 2004 Plan.

Stock Options. The grant of an incentive stock option or a nonqualified stock option would not result in income for the grantee or a deduction for Foundation. The exercise of a nonqualified stock option would result in ordinary income for the grantee and a deduction for Foundation measured by the difference between the option price and the fair market value of the shares of Foundation common stock received at the time of exercise. Income tax withholding would be required. The exercise of an incentive stock option would not result in income for the grantee if the grantee (i) does not dispose of the shares of Foundation common stock within two years after the date of grant or one year after the transfer of shares of Foundation common stock upon exercise and (ii) is an employee of Foundation or a subsidiary of Foundation from the date of grant and through and until three months before the exercise date. If these requirements are met, the basis of the shares upon later disposition would be the option price. Any gain will be taxed to the employee as long-term capital gain and Foundation would not be entitled to a deduction. The excess of the market value on the exercise date over the option price is an item of tax preference, potentially subject to the alternative minimum tax. If the grantee disposes of the shares of Foundation common stock prior to the expiration of either of the holding periods, the grantee would recognize ordinary income and Foundation would be entitled to a deduction equal to the lesser of the fair market value of the shares of Foundation common stock on the exercise date minus the option price or the amount realized on disposition minus the option price. Any gain in excess of the ordinary income portion would be taxable as long-term or short-term capital gain.

SARs. The grant of a SAR would not result in income for the grantee or a deduction for Foundation. Upon the exercise of a SAR, the grantee would recognize ordinary income and Foundation would be entitled to a deduction measured by the fair market value of the shares of Foundation common stock plus any cash received. Income tax withholding would be required.

Other Stock-Based Awards. If other awards are in the nature of shares of Foundation common stock (as opposed to phantom stock), such awards generally would be taxable as ordinary income equal to the aggregate fair market value of shares of Foundation common stock when the grant is not subject to a substantial risk of forfeiture. If in the form of phantom stock, the award generally would be taxable as ordinary income equal to the aggregate fair market value when convertible to cash or shares that are not subject to a substantial risk of forfeiture. In all events, Foundation would be entitled to a deduction in an amount equal to the amount included in the grantee’s income.

Other Tax Considerations. Internal Revenue Code Section 162(m) places a $1,000,000 annual limit on the deductibility by Foundation of compensation paid to covered employees (as described above). The limit, however, does not apply to “qualified performance-based compensation.”

State and local tax consequences may in some cases differ from the federal tax consequences.

The foregoing summary of the income tax consequences in respect of the 2004 Plan is for general information only. Interested parties should consult their own advisors as to specific tax consequences, including the application and effect of foreign, state and local tax laws.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

99.1	Foundation Coal Holdings, Inc. 2008 Annual Incentive Performance Plan

99.2	Foundation Coal Holdings, Inc. Amended and Restated 2004 Stock Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 29, 2008

Foundation Coal Holdings, Inc.

/s/ Frank J. Wood
Senior Vice President and Chief Financial Officer